Exhibit 10.7
EMPLOYEE STOCK OPTION AGREEMENT
     THIS EMPLOYEE STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into effective the ___day of                     , 200___, by and between PETROHAWK ENERGY CORPORATION, a Delaware corporation (the “Company”), and                                          (“Employee”).
     WHEREAS, to carry out the purposes of the Company’s Second Amended and Restated 2004 Employee Incentive Plan, as amended (the “Plan”), the Company desires to afford the opportunity to purchase shares of the common stock of the Company (“Stock”).
     NOW THEREFORE, in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:
     1. Grant of Option. The Company hereby grants to Employee the right and option (“Option”) to purchase all or any part of an aggregate of                      shares of Stock, on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference. This Option is intended to constitute an Incentive Stock Option, within the meaning of 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”); except that to the extent that the aggregate Fair Market Value of Stock (determined at the Option is granted) with respect to which Incentive Stock Options are exercisable for the first time by Employee during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds One Hundred Thousand Dollars ($100,000), such excess Incentive Stock Options shall be treated as Non-Statutory Stock Options.
     2. Purchase Price. The purchase price of Stock purchased pursuant to the exercise of this Option shall be                      Dollars and                      Cents ($___) per share, which has been determined to be the Fair Market Value of the Stock. For all purposes of this Agreement, Fair Market Value of Stock shall be determined in accordance with the provisions of the Plan.
     3. Vesting of Option. The Option granted hereunder shall vest as follows:
(a)	the option to purchase shares of Stock is vested and exercisable as of ___, 200___;

(b)	the option to purchase shares of Stock is vested and exercisable as of ___, 200___;

(c)	the option to purchase shares of Stock is vested and exercisable as of ___, 200___.
     Subject to the earlier expiration of this Option as herein provided, this Option may be exercised by written notice to the Company at is principal executive office addressed to the attention of its chief executive officer. This Option must be exercised on or before

                                         ___, 201___or it will expire worthless.
     The shares of Stock that are the subject of the Option are shares of Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Stock or the payment of a stock dividend on Stock without receipt of consideration by the Company, the number of shares of Stock with respect to which such Option may thereafter be exercised (a) in the event of an increase in the number of outstanding shares of Stock shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (b) in the event of a reduction in the number of outstanding shares of Stock shall be proportionately reduced, and the purchase price per share shall be proportionately increased.
     If the Company recapitalizes and/or reclassifies its capital stock (a “recapitalization”), the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted as provided in the Plan.
     4. Transferability: This Option is not transferable or assignable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined by Section 414(p) of the Code). If an Incentive Stock Option is transferred pursuant to a qualified domestic relations order, the Option shall cease to qualify as an Incentive Stock option as of the date of such transfer. The Committee (defined hereafter) may authorize the transfer of all or a portion of the Non-Statutory Stock Options subject to the terms of the Plan. The Non-Statutory Stock Option shall be exercisable by the transferee only to the extent, and for the periods, specified in paragraphs 3 and 5 of this Agreement.
     No transfer by will, trust, or by the laws of descent and distribution shall be effective to bind the Company unless the Compensation Committee of the board of directors of the Company or other such committee as the Board shall appoint to administer the Plan as permitted by the Plan (collectively herein the “Committee”) has been furnished with a copy of the deceased Employee’s enforceable will, trust or such other evidence as the Committee deems necessary to establish the validity of the transfer. Any attempted transfer in violation of this provision shall be void and ineffective.
     5. Exercise of Option. This Option may be exercised only by Employee during his lifetime while Employee remains an employee of the Company and will terminate and cease to be exercisable upon Employee’s termination of employment with the Company for any reason, except that:
(a)	If Employee’s employment with the Company terminates by reason of disability within the meaning of section 22(e)(3) of the Code, this Option may be exercised in full (whether or not the option is fully vested) by Employee (or Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of death of Employee) but only within such period of time ending on the earlier of (i) the date that is one (1) year following such termination or (ii) the expiration of the term of the Option as set forth in the Agreement.

(b)	If Employee dies while in employ of the Company, Employee’s estate, or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee, may exercise Employee’s Option in full (whether or not the Option is fully vested) but only within such period of time ending on the earlier of (i) the date that is one (1) year following Employee’s death or (ii) the expiration of the term of the Option as set forth in the Agreement.

(c)	If Employee’s employment terminates for any reason other than as described in (a) or (b) above at a time when Employee holds an Option, unless Employee voluntarily terminates without the written consent of the Company or is terminated for Cause, Employee may exercise his or her Option but only within such period of time ending on the earlier of (i) the date that is three months following the termination of such person’s employment or (ii) the expiration of the term of the Option as set forth in the Agreement. For purposes of this Agreement, “cause” shall mean Employee’s gross negligence or willful misconduct in performance of the duties of his employment, or Employee’s final conviction of a felony or of a misdemeanor involving moral turpitude.
     The purchase price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) subject to prior approval by the Committee in its discretion, by tendering previously acquired shares of Stock having an aggregate Fair Market Value at the time of exercise equal to the total purchase price (provided that the shares of Stock tendered have been held by Employee for at least six (6) months prior to their tender to satisfy the option price), or (c) subject to prior approval by the Committee in its discretion, by withholding shares of Stock which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total purchase price, or (d) subject to prior approval by the Committee in its discretion, by a combination of (a), (b), and (c) above. Any payment in shares of Stock shall be effected as provided for in the Plan. The Committee, in its discretion, also may allow the purchase price to be paid with such other consideration as shall constitute lawful consideration for the issuance of shares of Stock (including, without limitation, effecting a “cashless exercise,” as defined in the Plan, with a broker of the Option), subject to applicable securities law restrictions and tax withholdings, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.
     As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver, or cause to be delivered, to or on behalf of Employee, in the name of Employee or other appropriate recipient, share certificates for the number of shares of Stock purchased under the Option. Unless and until such certificates have been issued by the Company to Employee, Employee (or other person permitted to exercise this Option in the event of Employee’s death) shall not be or have any rights or privileges of a stockholder of the Company with respect to the shares acquirable upon an exercise of this option.

     6. Withholding of Tax. To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option results in compensation income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money or shares of Stock as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income. Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or shares of Stock distributable to Employee upon such exercise.
     Except as may otherwise be permitted by the Code, in the event of a permitted transfer of a Non-Statutory Stock Option hereunder, Employee shall remain subject to withholding taxes upon exercise. In addition, the Company shall have no obligation to provide any notices to the transferee including, for example, notice of the termination of a stock option following Employee’s termination of employment.
     7. Securities Laws. Employee agrees that the shares of Stock which Employee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state. Employee also agrees (i) that the certificates representing the shares of Stock purchased under this Option may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, and (ii) that the Company may refuse to register the transfer of such shares of Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities laws and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under this Option.
     8. Employment Relationship. For the purposes of this Agreement, Employee shall be considered to be in employment of the Company as long as Employee remains an employee of either the Company or a parent or subsidiary corporation (as defined in Section 424 of the Code) of the Company, or a corporation or a parent or subsidiary of such corporation assuming or substituting a new option for this Option. Nothing contained in this Agreement shall confer upon Employee the right to continue in the employ of the Company or its parent or subsidiary or any other corporation affiliated with the Company, or interfere in any way with the rights of the Company or its parent or subsidiaries or any other corporation affiliated with the Company to terminate Employee’s employment. Any question as to whether and when there has been a termination of such employment, and the cause for such termination, shall be determined by the Committee and its determination shall be final.
     9. Representations and Warranties of Employee. The Employee represents and warrants to the Company as follows:

(a)	The Employee has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. The Employee acknowledges that there may be adverse tax consequences related to the Options and their vesting and exercise, and that Employee should consult a tax advisor prior to such time.

(b)	The Employee agrees to sign such additional documentation as may reasonably required from time to time by the Company in connection with this Agreement.
     10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.
     11. Governing Laws. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.
     12. Modification. This Agreement may not be modified except in writing signed by the parties hereto or their respective successors and permitted assigns.
     13. Headings. The headings of paragraphs in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or alter any of the provisions of this Agreement.
     14. Defined Terms. Except as otherwise provided in this Agreement, or unless the context clearly indicates otherwise, capitalized terms used but not defined in this Agreement have the definitions as provided in the Plan. In the event of a conflict or inconsistency between the discretionary terms and provisions of the Plan and the provisions of this Agreement, this Agreement shall govern and control.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, by its officer thereunto duly authorized, and Employee has executed this Agreement, all as of the day and year first above written.

PETROHAWK ENERGY CORPORATION

By:

Name: Floyd C.Wilson
Title: Chief Executive Officer

EMPLOYEE

Printed Name:

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